[NEWS RELEASE]

                                                                      EXHIBIT 20


     Contacts:                                          Media Inquiries:
              Liane Smyth                               Visteon Corporation
              313-755-2916                              Public Affairs
              lsmyth1@visteon.com                       5500 Auto Club Drive
                                                        Dearborn MI 48126
              Investor Inquiries:                       Facsimile 313-755-7983
              Kent Niederhofer
              313-755-3699
              kniederh@visteon.com








    VISTEON CORPORATION EARNS $48 MILLION IN THIRD QUARTER - 37 CENTS PER SHARE

    DEARBORN, Mich., Oct. 19, 2000 - Visteon Corporation (NYSE: VC) today announced that it earned $48 million or $0.37 cents per share during the Third Quarter of 2000. This compares with record third quarter earnings of $155 million a year ago. This is Visteon's first full quarterly results announcement since becoming an independent, publicly traded company in June.

    Adjusting 1999 for the effects of a one-time price realignment of 5 percent that resulted from Visteon's separation from Ford Motor Company, and other independence-related costs, third quarter 2000 earnings would have been up $2 million versus 1999 on a pro forma basis.

    Third quarter revenue was $4.4 billion in 2000, down 4.3 percent compared with 1999, and the after-tax return on sales was 1.2 percent.

    Visteon's net income for the first nine months of 2000 totaled $357 million. Revenue for the first three quarters was $14.9 billion and after-tax return on sales was 2.5 percent.

    Visteon has secured $2.3 billion in annual, incremental new business through the first nine months of 2000. The new business comes from customers such as the VW Group, General Motors, DaimlerChrysler, PSA Peugeot Citroen, Renault, Nissan, Honda, Fiat, Kia and Ford.

    "We had a solid third quarter as a newly independent company," said Visteon Executive Vice President and Chief Financial Officer Dan Coulson. "We have strong cash flow, good operating results and continued business growth despite the weakness of the Euro and production cutbacks from Ford Motor

                                                                  1.

[NEWS RELEASE]


    Company. We will continue to focus on these areas in order to deliver solid fourth quarter results and achieve all of our milestones."

    Visteon also focused on several key initiatives in the third quarter including:


    - Through the first nine months of 2000, Visteon continued to make progress toward its goal of achieving 20 percent of non-Ford business by 2002. Thirty-three percent of the new business contracts won in the first three quarters of 2000 were with non-Ford customers and one-quarter of those were with customers outside of North America.

    - Visteon reduced costs by about $170 million dollars, which brings total cost savings to $320 million through the first nine months of the year. Visteon's milestone for cost reductions in 2000 is $450 million.

    - Visteon has run more than $200 million in goods and services through on-line auctions and intends to increase that to $400 million for the full year. Visteon also has joined Covisint, the global online automotive purchasing exchange formed by Ford, General Motors, DaimlerChrysler, Nissan and Renault.

    - During the third quarter, Visteon's operating cash flow before acquisitions and dividends was $471 million positive.

    - Visteon appointed Mike Johnston as President and Chief Operating Officer. Johnston has extensive experience in the automotive supplier and aerospace industries.

    - Visteon formed a new Telematics/Multimedia business system dedicated to developing and delivering mobile wireless information, entertainment, audio, safety, security and convenience products for the rapidly evolving worldwide market.

    - Visteon sold $1.2 billion in global notes offered in five and 10-year maturities. The proceeds of the sale were used to repay outstanding debt incurred as the result of Visteon's recent separation from Ford Motor Company.

    - Visteon formed a number of strategic partnerships and alliances including: a joint venture with The Budd Company to provide chassis systems to General Motors; an alliance with iBiquity Digital Corporation to develop radio broadcast technology; and a relationship with

                                                                   2.

[NEWS RELEASE]


         Raytheon Company to develop radar-based sensor technology for vehicle "cocoon" safety products.

    - Products introduced include: a totally-integrated plastic fuel tank that will help manufacturers meet Zero Emission standards; Driver Vision at Night that uses near-infrared technology to enhance the driver's view of the road; and the MACH(R) multimedia brand of products to deliver the best in technology and innovation in multimedia systems.

    - Later this month, the U.S. Environmental Protection Agency (EPA) will present Visteon its 2000 Climate Protection Award for
         Superintegration(TM). Superintegration(TM) is Visteon's systems approach that combines components into modules that result in improved packaging, reduced weight and lower cost.

    Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has a global delivery system of more than 130 technical, manufacturing, sales, and service facilities located in 23 countries. It has 81,000 employees working in three business segments: Dynamics and Energy Conversion; Comfort, Communication and Safety; and Glass.

    This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties, some of which are and will be identified as "the Risk Factors" in Visteon's SEC filings. See "Risk Factors" section of Visteon's prospectus dated June 13, 2000 as filed with the SEC on June 14, 2000. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on Visteon's business, financial condition and results of operations.

                                       ###

      Visteon news releases, photographs and product specification details are available at www.visteon.com





                                                                   3.

                      VISTEON CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                For the Periods Ended September 30, 2000 and 1999
                     (in millions, except per share amounts)


                                                                   Third Quarter              First Nine Months
                                                             --------------------------   ---------------------------
                                                                2000           1999          2000            1999
                                                             -----------    -----------   -----------     -----------
                                                                    (unaudited)                  (unaudited)

SALES
  Ford and affiliates                                        $3,675         $3,840        $12,722         $12,809
  Other customers                                               729            760          2,216           1,626
                                                             ------         ------        -------         -------
      Total sales                                             4,404          4,600         14,938          14,435

COSTS AND EXPENSES (Note 2)
  Costs of sales                                              4,128          4,146         13,772          12,917
  Selling, administrative and other expenses                    183            174            552             479
                                                             ------         ------        -------         -------
    Total costs and expenses                                  4,311          4,320         14,324          13,396

OPERATING INCOME                                                 93            280            614           1,039

Interest income                                                  21             26             73              50
Interest expense                                                 40             50            127              99
                                                             ------         ------        --------        -------
  Net interest expense                                          (19)           (24)           (54)            (49)
Equity in net income of affiliated companies                      8              4             25              32
                                                             ------         ------        -------         -------

INCOME BEFORE INCOME TAXES                                       82            260            585           1,022

Provision for income taxes                                       27             96            209             372
                                                             ------         ------        -------         -------
INCOME BEFORE MINORITY INTERESTS                                 55            164            376             650

Minority interests in net income of subsidiaries                  7              9             19              10
                                                             ------         ------        -------         -------
NET INCOME                                                   $   48         $  155        $   357         $   640
                                                             ======         ======        =======         =======

Average number of shares of Common Stock
 outstanding (Note 5)                                           131            130            130             130

EARNINGS AND DIVIDENDS PER SHARE (NOTE 5)
  Basic and diluted                                          $ 0.37         $ 1.19        $  2.75         $  4.92
  Cash dividends                                             $ 0.06         $    -        $  0.06         $     -









          The accompanying notes are part of the financial statements.

                      VISTEON CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  (in millions)



                                                                                    September 30,     December 31,
                                                                                        2000              1999
                                                                                   ---------------   ---------------
                                                                                    (unaudited)

ASSETS
Cash and cash equivalents                                                             $ 1,190           $ 1,849
Marketable securities                                                                     126                 -
                                                                                      -------           -------
   Total cash and marketable securities                                                 1,316             1,849

Accounts and notes receivable -- Ford and affiliates                                    1,661             1,578
Accounts receivable -- other customers                                                    801               613
                                                                                      -------           -------
   Total receivables                                                                    2,462             2,191

Inventories (Note 6)                                                                      838               751
Deferred income taxes                                                                      34               110
Prepaid expenses and other current assets                                                 164               295
                                                                                      -------           -------
   Total current assets                                                                 4,814             5,196

Equity in net assets of affiliated companies                                              212               205
Net property                                                                            5,638             5,789
Deferred income taxes                                                                      39               362
Other assets                                                                              524               897
                                                                                      -------           -------

   Total assets                                                                       $11,227           $12,449
                                                                                      =======           =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade payables                                                                        $ 1,879           $ 3,150
Accrued liabilities                                                                     1,304             1,211
Income taxes payable                                                                       43               153
Debt payable within one year (Note 3)                                                     642               961
                                                                                      -------           -------
   Total current liabilities                                                            3,868             5,475

Long-term debt (Note 3)                                                                 1,364             1,358
Other liabilities (Note 4)                                                              2,407             3,964
Deferred income taxes                                                                      19               153
                                                                                      -------           -------
   Total liabilities                                                                    7,658            10,950

STOCKHOLDERS' EQUITY (NOTES 7,8 AND 10)
Capital stock
  Preferred Stock, par value $1.00, 50 million shares
    authorized, none outstanding                                                            -                 -
  Common Stock, par value $1.00, 500 million shares authorized,
   131 million shares issued and outstanding                                              131                 -
Capital in excess of par value of stock                                                 3,311                 -
Prior owner's net investment                                                                -             1,566
Accumulated other comprehensive income                                                   (210)              (67)
Other                                                                                     (12)                -
Earnings retained for use in business                                                     349                 -
                                                                                      -------           -------
   Total stockholders' equity                                                           3,569             1,499
                                                                                      -------           -------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $11,227           $12,449
                                                                                      =======           =======
























          The accompanying notes are part of the financial statements.

                      VISTEON CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                For the Periods Ended September 30, 2000 and 1999
                                  (in millions)


                                                                                      First Nine       First Nine
                                                                                      Months 2000      Months 1999
                                                                                    ----------------  --------------
                                                                                              (unaudited)

CASH AND CASH EQUIVALENTS AT JANUARY 1                                                   $ 1,849         $   542
Cash flows (used in)/provided by operating activities                                       (922)          1,782


Cash flows from investing activities
 Capital expenditures                                                                       (503)           (503)
 Acquisitions and investments in joint ventures, net                                         (30)           (534)
 Purchases of securities                                                                    (126)              -

 Other                                                                                       (14)            (28)
                                                                                         -------         -------
   Net cash used in investing activities                                                    (673)         (1,065)

Cash flows from financing activities
 Cash distributions from/(to) prior owner                                                     85            (291)
 Commercial paper issuances, net                                                             302               -
 Payments of short-term debt                                                              (1,775)            (17)
 Proceeds from issuance of short-term debt                                                 1,374               -
 Proceeds from issuance of other debt                                                      1,212           1,297
 Principal payments on other debt                                                           (185)           (261)
 Dividends paid                                                                               (8)              -
 Other                                                                                       (86)              3
                                                                                         -------         -------
   Net cash provided by financing activities                                                 919             731

Effect of exchange rate changes on cash                                                       17              (8)
                                                                                         -------         -------
Net (decrease)/increase in cash and cash equivalents                                        (659)          1,440
                                                                                         -------         -------
CASH AND CASH EQUIVALENTS AT SEPTEMBER 30                                                $ 1,190         $ 1,982
                                                                                         =======         =======





















          The accompanying notes are part of the financial statements.

                      VISTEON CORPORATION AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                   (unaudited)

1. Financial Statements - The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the financial statements contained in the registrant's prospectus dated June 13, 2000 as filed with the Securities and Exchange Commission on June 14, 2000. For purposes of Notes to Financial Statements, "Visteon" or the "Company" means Visteon Corporation and its majority owned subsidiaries unless the context requires otherwise.

          Visteon is the world's second largest supplier of automotive systems, modules and components to global vehicle manufacturers. Ford Motor Company ("Ford") established Visteon as a wholly-owned subsidiary in January 2000, and subsequently contributed or otherwise transferred to Visteon the assets and liabilities comprising Ford's automotive components and systems business. Visteon became an independent company when Ford distributed all shares of Visteon common stock then outstanding to the holders of record of Ford common and Class B stock on June 28, 2000 (the "spin-off").


2.   Selected costs and expenses are summarized as follows (in millions):


                                                                            First Nine
                                            Third Quarter                    Months
                                          ------------------             -------------------
                                            2000      1999                 2000      1999
                                          -------    -------             --------   --------

     Depreciation                         $147        $160               $446        $423
     Amortization                           24          26                 67          63


          Visteon recorded a pre-tax charge of approximately $13 million ($8 million after-tax) and $5 million ($3 million after-tax) in the second and third quarters of 2000, respectively, for Visteon-designated employees that are part of special voluntary retirement and separation programs announced previously by Visteon.

3. Debt - On August 3, 2000, Visteon completed a public offering of unsecured term debt securities totaling $1.2 billion with maturities of five years and ten years. The offering included $500 million of securities maturing on August 1, 2005 bearing interest at a rate of 7.95% per annum and $700 million of securities maturing on August 1, 2010 bearing interest at a rate of 8.25% per annum. The proceeds of the offering were used to refinance $1.2 billion previously outstanding under an unsecured financing arrangement with a third-party lender.

          In the second quarter of 2000, Visteon established a commercial paper program under which, at September 30, 2000, $302 million was outstanding with a weighted average maturity of 23 days and a weighted average interest rate of about 6.8%. In addition, Visteon entered into financing arrangements in the second quarter with third-party lenders to provide up to $2.0 billion of contractually committed, unsecured revolving credit facilities. The revolving credit facilities are evenly split between 364-day and 5-year commitments, maturing in June 2001 and June 2005, respectively. Borrowings under the revolving credit facilities bear interest based on a variable interest rate option selected at the time of borrowing. As of September 30, 2000, there were no amounts outstanding under the revolving credit facilities.

4. Pension and Other Postretirement Benefits - Under the terms of Visteon's separation from Ford, Ford has retained the pension, postretirement health care and postretirement retiree life insurance obligations for most Visteon-designated employees of Ford who retired prior to the spin-off. Ford also retained the related Voluntary Employees' Beneficiary Association assets. The asset and liability transfers between Ford and Visteon pension and other postretirement benefit plans reduced Visteon's net pension and other postretirement related liabilities by about $1.5 billion. Demographic and actuarial assumptions were used in estimating liability transfers at separation.

                      VISTEON CORPORATION AND SUBSIDIARIES

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                   (unaudited)

5. Income Per Share of Common Stock - Basic income per share of common stock is calculated by dividing the income attributable to common stock by the average number of shares of common stock outstanding during the applicable period, adjusted for restricted stock. For purposes of the earnings per share calculations, 130 million shares of common stock are treated as outstanding for periods prior to our spin-off from Ford. The calculation of diluted income per share of common stock takes into account the effect of dilutive potential common stock, such as stock options and other stock-based awards.

     Income per share of common stock was as follows (in millions, except per share amounts):



                                                         Third Quarter 2000        Third Quarter 1999
                                                       -----------------------   -----------------------
                                                         Income      Shares        Income      Shares
                                                       -----------  ----------   -----------  ----------

     Net income                                           $  48         130        $ 155          130

     Basic income per share                               $0.37                    $1.19
     ----------------------

     Basic income and shares                              $  48         130        $ 155          130
     Net dilutive effect of options                           -           -            -            -
                                                          -----         ---        -----          ---
     Diluted income and shares                            $  48         130        $ 155          130

     Diluted income per share                             $0.37                    $1.19
     ------------------------


                                                       First Nine Months 2000     First Nine Months 1999
                                                       ------------------------   -----------------------
                                                         Income       Shares        Income       Shares
                                                       ------------  ----------   -----------  -----------
     Net income                                           $ 357          130        $ 640          130

     Basic income per share                               $2.75                     $4.92
     ----------------------

     Basic income and shares                              $ 357          130        $ 640          130
     Net dilutive effect of options                           -            -            -            -
                                                          -----          ---        -----          ---
     Diluted income and shares                            $ 357          130        $ 640          130

     Diluted income per share                             $2.75                     $4.92
     ------------------------



          Visteon sponsors a stock-based incentive plan ("Long-Term Incentive Plan" or "LTIP"). Effective at the date of the spin-off and subject to stockholder approval, Visteon granted to employees about 800,000 shares of restricted stock and about 2 million stock options with an exercise price equal to the average of the highest and lowest prices at which Visteon common stock was traded on the New York Stock Exchange on that date. Net issuances of restricted stock during the third quarter of 2000 were about 133,000 shares. Restricted stock awards will vest on the fifth anniversary of the date of grant. Stock options will become exercisable 33% after one year from the date of grant, an additional 33% after two years and in full after three years, and expire after 10 years from the date of grant.

6.       Inventories are summarized as follows (in millions):


                                                                         September 30,      December 31,
                                                                              2000              1999
                                                                        ---------------     ------------

    Raw materials, work in process and supplies                                $731              $653
    Finished products                                                           107                98
                                                                               ----              ----
     Total inventories                                                         $838              $751
                                                                               ====              ====

    U.S. inventories                                                           $513              $434



                      VISTEON CORPORATION AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                   (unaudited)


7. Comprehensive Income - Other comprehensive income includes foreign currency translation adjustments. Total comprehensive income is summarized as follows (in millions):

                                                                                  First Nine
                                                 Third Quarter                      Months
                                               ---------------------           --------------------
                                                2000         1999               2000        1999
                                               --------     --------           -------    ---------

    Net income                                  $ 48         $155               $357       $640
    Other comprehensive income/(loss)            (85)          45               (143)       (15)
                                                ----         ----               ----       ----
      Total comprehensive income/(loss)         $(37)        $200               $214       $625
                                                ====         ====               ====       ====


8. Stockholders' Equity - Changes in stockholders' equity for the first nine months of 2000 are summarized as follows (in millions):


                                                    Capital     Earnings
                                                    in          Retained             Accumulated       Prior
                                                    Excess       for Use                Other         Owner's
                                   Common Stock     of Par         in                Comprehensive      Net
                                 Shares   Amount    Value       Business    Other       Income      Investment    Total
                                 ------   ------    -----       --------    -----       ------      ----------    -----

    Balances at
      January 1, 2000                                                                       $ (67)      $ 1,566   $1,499
    Net transfers and
     settlements of
     balances with
     prior owner                                                                                          1,864    1,864
    Capitalization/
     reclassification
     of prior owner's
     net investment                  130      $130     $3,300                                            (3,430)       0
    Issuance of
      restricted stock                 1         1         11                $(12)                                     0
    Net income                                                     $357                                              357
    Dividends                                                        (8)                                              (8)
    Foreign currency
      translation
      adjustments                                                                            (143)                  (143)
                                     ---      ----     ------      ----      ----           -----       -------   ------
    Balances at
      September 30, 2000             131      $131     $3,311      $349      $(12)          $(210)      $     0   $3,569
                                     ===      ====     ======      ====      ====           =====       =======   ======



          Net transfers and settlements of balances are primarily related to Ford converting $1,120 million of debt owed to it by Visteon under an intracompany revolving loan arrangement into an equity investment in Visteon, Ford retaining about $573 million of prepaid health care amounts related to active employees, and asset and liability transfers between Ford and Visteon postretirement benefit plans, net of related deferred taxes.

                      VISTEON CORPORATION AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                   (unaudited)

9. Segment Information - Visteon's reportable operating segments are Dynamics & Energy Conversion; Comfort, Communication & Safety; and Glass. Financial information for the reportable operating segments is summarized as follows (in millions):


                                                DYNAMICS &           COMFORT,
                                                  ENERGY         COMMUNICATION &                          TOTAL
                                                CONVERSION            SAFETY             GLASS           VISTEON
                                              ---------------    -----------------    -------------    ------------

     Third Quarter

     2000
     ----
     Sales                                        $2,032             $2,192              $180           $ 4,404
     Income before taxes                               7                 90                 2                82
     Net income                                        5                 52                 2                48
     Average assets                                5,053              5,834               574            11,461

     1999
     ----
     Sales                                        $2,074             $2,344              $182           $ 4,600
     Income/(loss) before taxes                       97                181                (1)              260
     Net income/(loss)                                61                105                (1)              155
     Average assets                                5,357              5,520               703            11,580


     First Nine Months

     2000
     ----
     Sales                                        $6,912             $7,445              $581           $14,938
     Income/(loss) before taxes                      208                441               (18)              585
     Net income/(loss)                               132                265               (10)              357
     Average assets                                5,182              5,987               668            11,837

     1999
     ----
     Sales                                        $6,899             $6,952              $584           $14,435
     Income before taxes                             391                657                16             1,022
     Net income                                      246                408                12               640
     Average assets                                5,148              4,819               690            10,657



          Total income before taxes in the table above includes $17 million, $46 million, $17 million and $42 million of net interest expense not allocated to the reportable operating segments for the third quarter 2000, first nine months of 2000, third quarter 1999 and first nine months of 1999, respectively. Total net income in the table above includes $11 million, $30 million, $10 million and $26 million of expense related to net interest expense not allocated to the reportable operating segments for the third quarter 2000, first nine months 2000, third quarter 1999 and first nine months 1999, respectively. Segment financial information for the first nine months of 2000 reflects a revised allocation within the reportable operating segments of certain costs incurred during the first half of 2000.

10. Other - On October 11, 2000, the Board of Directors of Visteon declared a quarterly dividend of $0.06 per share on the Company's common stock. The dividend is payable on December 1, 2000 to shareholders of record as of November 1, 2000.

           On June 2, 2000, Visteon and Ford signed a non-binding letter of intent with Pilkington plc, relating to Visteon's Glass business. The parties have agreed to negotiate the terms of a joint venture, to be owned 80.1% by Pilkington and 19.9% by Visteon, which would acquire Visteon's Glass business for cash consideration and assumption of certain liabilities and would assume operational management of that business.

          For the year ended December 31, 1999, the Glass segment represented about 6% of Visteon's average assets, 4% of Visteon's total sales and less than one half of one percent of Visteon's net income. Visteon's Carlite(R) aftermarket operations would be included in the business to be transferred to the joint venture. In connection with the transaction, Ford would enter into a separate supply agreement with the joint venture, which would supersede Ford's supply agreement with Visteon as it relates to the Glass segment. If a definitive agreement is reached, then, depending upon its terms, this transaction would likely result in Visteon incurring a significant charge to earnings. There can be no assurance, however, that a definitive agreement will be reached at any particular time, or at all, or that it will not differ materially from the description above.